EXHIBIT 5.7

Keleher & McLeod, PA

414 Silver, S.W., 12th Floor

Albuquerque, NM 87102

April 8, 2003

American Towers, Inc.

116 Huntington Avenue

Boston, Massachusetts 02116

Ladies and Gentlemen:

We are special New Mexico counsel for ATC Tower Services, Inc., a New Mexico corporation (sometimes referred to herein as “ATC Tower”), and are rendering this opinion in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by American Towers, Inc., a Delaware corporation (the “Company”), certain subsidiaries of the Company including ATC Tower, and the Company’s parent, which entities are listed as Additional Registrants in the Registration Statement (the “Guarantors”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to the offer to exchange up to $808,000,000 aggregate principal amount at maturity of the Company’s 12.25% Senior Subordinated Discount Notes due 2008, which have been registered under the Securities Act (the “New Notes”), for up to $808,000,000 aggregate principal amount at maturity of the Company’s outstanding 12.25% Senior Subordinated Discount Notes due 2008, which have not been so registered (the “Old Notes”). The Old Notes were issued by American Tower Escrow Corporation (“Escrow Corp.”) and, as of the consummation of the Escrow Corp. Merger (as defined below), are guaranteed by the Guarantors under an indenture dated as of January 29, 2003 (the “Indenture”) between Escrow Corp., the Guarantors and The Bank of New York, as trustee. We are advised that on February 27, 2003, Escrow Corp. was merged with and into the Company (the “Escrow Corp. Merger”) and the Company became the successor obligor under the Old Notes and assumed all of Escrow Corp.’s obligations under the Old Notes pursuant to the Indenture. The New Notes will be issued by the Company and guaranteed by the Guarantors under the Indenture (ATC Tower’s guarantee is hereinafter referred to as the “ATC Tower Guarantee”). The New Notes are to be offered and exchanged for the Old Notes in the manner described in the Registration Statement.

We have been retained by ATC Tower solely for the purpose of rendering the opinions expressed below and did not participate in the negotiation of the Registration Statement or any of the documents referenced therein or given in connection therewith. For the purposes of rendering the opinions set forth below, we have examined the following: (1) the Indenture; (2) Certificate of Comparison of ATC Tower dated April 2, 2003 issued by the New Mexico Public Regulation Commission (“NMPRC”); (3) Certificate of Good Standing and Compliance for ATC Tower dated April 1, 2003 issued by the NMPRC; (4) the Bylaws of ATC Tower; (5) a certified copy of the resolutions adopted by the Board of Directors of ATC Tower relating to the execution and delivery of the ATC Tower Guarantee; and (6) certificates of ATC Tower, statutes, regulations and other instruments and documents as a basis for the opinions expressed below. We have assumed that all signatures on documents examined by us are genuine, all documents submitted to us are authentic and all documents submitted as certified or photostatic copies conform to the originals thereof.

ATC Tower has represented to us, and we have relied upon its representation, that the business in which it is engaged in the State of New Mexico is limited to (i) leasing space to lessees (“Lessees”) on telecommunication towers owned by ATC Tower, and (ii) providing construction and development services for its towers and for other telecommunication towers owned by affiliates of ATC Tower or unrelated third parties. These services include performance of initial site work through equipment installation, such as antenna and line installation on completed and existing towers. ATC Tower does not operate or manage any of the facilities or equipment of Lessees that are placed on the leased space of such Company-owned towers.

Our opinions set forth below are given solely with respect to the execution and delivery of the ATC Tower Guarantee, and no opinion is given as to whether ATC Tower, or its business or operation, is currently in compliance with any laws or as to any consents, licenses, permits, filings or approvals of any governmental body or agency or other person required for the ownership or operation of the ATC Tower’s business and assets. In respect only of the laws of the State of New Mexico, and subject to the assumptions, qualifications and limitations with respect to this opinion letter set forth above, we are of the opinion that:

1.	ATC Tower Services, Inc., a New Mexico corporation, is validly existing under the laws of the State of New Mexico, with full power and authority to execute, deliver and perform its ATC Tower Guarantee.

2.	ATC Tower Services, Inc. has duly authorized, executed and delivered the ATC Tower Guarantee and no consent, approval, authorization or other order of, or registration or filing with, any court, regulatory body, administrative agency or other governmental agency or body is required for its execution and delivery under New Mexico law, except such as may be required under New Mexico state securities or blue sky laws, as to which laws we express no opinion.

The opinions expressed herein are limited to the laws of the State of New Mexico and we express no opinion about the laws of any other jurisdiction. The opinions expressed herein are based upon the law in effect on the date hereof, and we assume no obligation to revise or supplement this opinion should such law be changed by legislative action, judicial decision, or in any other manner, or otherwise to notify you of any changes in law or fact relevant to the opinions expressed herein. This opinion letter is rendered solely for the benefit of the Company and its counsel, Palmer & Dodge LLP, in connection with ATC Tower’s execution and delivery of the ATC Tower Guarantee, and this opinion letter is not to be used, circulated, quoted, or otherwise referred to for any other purpose.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.7 to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus forming part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Yours truly, KELEHER & MCLEOD, P.A.

By:	/S/ CHARLES L. MOORE
Charles L. Moore

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